                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              PanAmSat Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                [PANAMSAT LOGO]

                                                                  April 25, 2002

To our Stockholders:

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of PanAmSat Corporation, to be held at 9:00 a.m., local time, on Friday, May 31, 2002, at the Company's Long Beach Operations Control Center located at 1600 Forbes Way, Building C05, Long Beach, California. The formal notice and proxy statement for the Annual Meeting are attached to this letter.

     To have your vote recorded, you should sign, date and return your proxy card in the enclosed envelope as soon as possible, even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the meeting. If you decide to attend, you can still vote your shares in person, if you wish.

     On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on May 31.

                                          Very truly yours,

                                          /s/ Joseph R. Wright
                                          Joseph R. Wright
                                          President and Chief Executive Officer

                              PANAMSAT CORPORATION
                                20 WESTPORT ROAD
                           WILTON, CONNECTICUT 06897

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 2002
                             ---------------------

To the Stockholders of
PanAmSat Corporation:

     Notice is hereby given that the annual meeting of stockholders of PanAmSat Corporation (the "Company") will be held at the Company's Long Beach Operations Control Center located at 1600 Forbes Way, Building C05, Long Beach, California, at 9:00 a.m., local time, on Friday, May 31, 2002, for the following purposes:

          1. ELECTION OF DIRECTORS. To elect a total of 10 persons to the Board of Directors to serve as Directors until the next annual meeting of stockholders and until their successors are elected and have qualified.

          2. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the Board of Directors' selection of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2002.

          3. OTHER BUSINESS. To consider and act upon such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 2, 2002 will be entitled to notice of the annual meeting and to vote at the annual meeting and at any postponements or adjournments thereof.

                                          By Order of the Board of Directors

                                          /s/ James W. Cuminale
                                          James W. Cuminale
                                          Secretary

Dated: April 25, 2002

WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY AT ANY TIME IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                              PANAMSAT CORPORATION
                                20 WESTPORT ROAD
                           WILTON, CONNECTICUT 06897
                                 (203) 210-8000
                             ---------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 31, 2002
                             ---------------------

                                    GENERAL

     This proxy statement is furnished to stockholders of PanAmSat Corporation, a Delaware corporation (the "Company" or "PanAmSat"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or the "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time on Friday, May 31, 2002, at the Company's Long Beach Operations Control Center and any postponements or adjournments thereof (the "Annual Meeting" or the "Meeting").

     Common stockholders of record as of the close of business on April 2, 2002 (the "Record Date") will be entitled to vote at the Meeting or any postponements or adjournments thereof. As of the Record Date, the Company had outstanding 149,905,297 shares of Common Stock, par value $0.01 per share (the "Common Stock"), each entitled to one vote on all matters to be voted on at the Meeting. This proxy statement, the accompanying proxy card and the Company's annual report to stockholders for the fiscal year ended December 31, 2001 are intended to be mailed on or about April 25, 2002 to each stockholder entitled to vote at the Meeting.

                    INFORMATION CONCERNING VOTING OF PROXIES

VOTING AND RECORD DATE

     If the enclosed proxy is executed and returned in time and not revoked, all shares represented thereby will be voted. Each proxy will be voted in accordance with the stockholder's instructions. If no such instructions are specified, the proxies will be voted FOR the election of each person nominated as a director; and FOR the ratification of the Board's selection of Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent accountants for the fiscal year ending December 31, 2002.

     Assuming a quorum is present, the affirmative vote by the holders of shares of Common Stock having a plurality of the votes cast at the Meeting will be required to elect the directors of the Company. In addition, the affirmative vote of the holders of shares of Common Stock having at least a majority of the votes present in person or represented by proxy and entitled to vote at the Meeting will be required for the ratification of the Board's selection of Deloitte & Touche as the Company's independent accountants. Abstentions from votes in respect of proposals other than the election of directors will be counted in the determination of a quorum and will have the same effect as votes against such proposals. Neither votes withheld from a nominee for director nor votes of shares for which brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so called "broker non-votes") will have an effect in the case of the election of directors. With respect to proposals other than the election of directors, broker non-votes will have the same effect as votes against such proposals. Abstentions and broker non-votes will, however, be counted in the determination of a quorum.

REVOCATION OF PROXIES

     A stockholder giving a proxy may revoke it at any time before it is voted by delivery to the Company of a subsequently executed proxy or a written notice of revocation. In addition, returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.

PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of ten directors. Pursuant to a stockholders agreement (the "Stockholders Agreement") among Hughes Communications, Inc. ("HCI") and the former holders of the Class A Common Stock of PanAmSat International Systems, Inc. ("PanAmSat International") (the "Class A Holders"), the Class A Holders are entitled to designate one director for nomination to the Board of Directors during the term of the Stockholders Agreement for so long as they own at least 4% of the shares of the Company. HCI is entitled to designate for nomination the remaining members of the Board of Directors. The Stockholders Agreement expires on May 16, 2002. HCI has informed the Company that it does not presently intend to remove or replace the director designated by the Class A Holders after such termination, although it reserves the right to vote its shares as it deems appropriate in the future. Ten directors will be nominated for election at the Annual Meeting. Of the current directors and nominees listed below, Ms. Austin and Messrs. Gaines, Hartenstein, Hightower, Hoak, Hunter, Kahn, Shaw and Wright are the HCI designees. Mr. Costello is the Class A Holders' designee.

     Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. All of the following nominees are current directors of the Company whose terms end at the Annual Meeting. Certain information concerning the nominees for director is set forth below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES TO THE BOARD OF DIRECTORS:

                             DIRECTORS AND NOMINEES

     Messrs. Gaines and Hartenstein were appointed to the Board to fill vacancies on June 7, 2001 and Mr. Hunter was appointed by the Board to fill a vacancy on October 25, 2001. The other current members of the Board were elected at the Company's 2001 Annual Meeting of Stockholders. The following table sets forth information as to each nominee for the Board of Directors:

NAME                                                          AGE
----                                                          ---
Jack A. Shaw, Chairman of the Board.........................  63
Roxanne S. Austin...........................................  41
Patrick J. Costello.........................................  45
Michael J. Gaines...........................................  44
Eddy W. Hartenstein.........................................  51
Dennis F. Hightower.........................................  60
James M. Hoak...............................................  58
Larry D. Hunter.............................................  52
Stephen R. Kahn.............................................  47
Joseph R. Wright............................................  63

     JACK A. SHAW is presently Chairman of the Board of the Company. Mr. Shaw is the President and Chief Executive Officer of Hughes Electronics Corporation (a satellite communications company and a parent corporation and affiliate of the Company) ("Hughes Electronics") and is a member of that company's executive committee and management committee. He was Corporate Senior Executive Vice President of Hughes Electronics from January 2000 to May 2001 and Chairman and Chief Executive Officer of Hughes Network Systems, Inc. from 1987 to January 2000. Prior to joining Hughes Electronics, Mr. Shaw held senior management positions with companies that include ITT Space Communications, Inc. and Digital Communications Corporation. Mr. Shaw is a director of XM Satellite Radio and is a senior member of the Institute of Electrical and Electronics Engineers. Mr. Shaw is also a member of the Montgomery/Prince George's County CEO Roundtable and a member of the Visiting Committee to the Dean of Engineering, Purdue University. He has been a director of the Company since January of 2000.

     ROXANNE S. AUSTIN is presently a director of the Company. In addition, she is Corporate Executive Vice President of Hughes Electronics, a member of that company's executive committee and management committee and President and Chief Operating Officer of DirecTV, Inc. Ms. Austin was Corporate Senior Vice President and Chief Financial Officer of Hughes Electronics from July 1997 to May 2001, was Vice President, Treasurer, Chief Accounting Officer and Controller of Hughes Electronics from December 1996 to July 1997 and was Vice President, Treasurer and Controller of Hughes Electronics from July 1996 to December 1996. Ms. Austin was also Vice President and Controller of Hughes Electronics from July 1993 to July 1996 and was a partner at Deloitte & Touche prior thereto. She is a member of the board of directors of Abbott Laboratories and DIRECTV Latin America, which is approximately 75% owned by Hughes Electronics. Ms. Austin also serves on the board of trustees of the California Science Center. She has been a director of the Company since May 1998.

     PATRICK J. COSTELLO is presently a director of the Company. In addition, he is the Chief Financial Officer of Northway Management Company, LLC (a private investment company), which position he has held since May 1997. Mr. Costello was the Chief Financial Officer of PanAmSat International from May 1992 to May 1997 and was elected a director of PanAmSat International in October 1996. Mr. Costello continued as a consultant to the Company and assisted from May 1997 to November 1997 in the transition related to the Company's combination with the Galaxy Satellite Services division of Hughes Electronics. Mr. Costello has been a director of the Company since May 1997.

     MICHAEL J. GAINES is presently a director of the Company. He is Corporate Vice President and Chief Financial Officer of Hughes Electronics, and a member of that company's executive committee and management committee. Mr. Gaines was Corporate Vice President, Finance and Treasurer of Hughes Electronics from July 2000 to June 2001 and was Vice President and Controller of Hughes Electronics from October 1997 to July 2000. Mr. Gaines was named director of accounting at Hughes Electronics in 1994 and was an accounting manager for the Aerospace and Defense Sector of Hughes Aircraft Company prior to that time. Prior to joining Hughes Aircraft Company, he was a manager at Deloitte & Touche. He has been a director since June 2001.

     EDDY W. HARTENSTEIN is presently a director of the Company. He is Corporate Senior Executive Vice President of Hughes Electronics, and a member of that company's executive committee and management committee, and he also is Chairman and Chief Executive Officer of DirecTV and DirecTV Global. Mr. Hartenstein was Corporate Senior Vice President of Hughes Electronics and, from its inception in 1990, headed DirecTV. From 1987 to 1990, Mr. Hartenstein created and headed the Ku-Band Services business unit of HCI and served as President of Equatorial Communications Services Company prior to that time. Mr. Hartenstein is a member of the board of directors of Thomson Multimedia, the Satellite Broadcasting Communications Association and the Consumer Electronics Association. He has also been honored as a 2001 inductee into the National Academy of Engineering. He has been a director since June 2001.

     DENNIS F. HIGHTOWER is presently a director of the Company. He is a retired business executive who was formerly Chief Executive Officer of Europe Online Networks S.A., a Luxembourg based broadband interactive entertainment company. Previously, he served as a Professor of Management at the Harvard University Graduate School of Business Administration, which position he held from July 1996 through May 2000. He was a senior executive with The Walt Disney Company, a diversified worldwide entertainment company, from June 1987 to June 1996 when he was appointed President of Walt Disney Television & Telecommunications and President of Disney Consumer Products, Europe, Middle East and Africa, a publishing, character merchandise and children's music company. He is a member of the board of directors of BriteSmile, Inc., The Gillette Company, Northwest Airlines Corporation, Phillips-Van Heusen Corporation and The TJX Companies, Inc. and is a member of the Howard University Board of Trustees. Mr. Hightower has been a director of PanAmSat since May 1997.

     JAMES M. HOAK is presently a director of the Company. In addition, he is Chairman and a Principal of Hoak Capital Corporation (a private equity investment company), which position he has held since September 1991. Mr. Hoak is a former Chairman of HBW Holdings, Inc. (an investment bank), which position he held from July 1996 to November 1999. He served as Chairman of Heritage Media Corporation, a broadcasting and marketing services firm, from its inception in August 1987 to its sale in August 1997. Mr. Hoak was Chief Executive Officer of Crown Media, Inc., a cable television company, from February 1991 to January 1995. Mr. Hoak is a member of the board of directors of Pier 1 Imports, Inc. and Texas Industries, Inc. He has been a director of the Company since May 1997.

     LARRY D. HUNTER is presently a director of the Company. He is Corporate Vice President of Hughes Electronics and a member of that company's management committee. Mr. Hunter was Chairman and President of DirecTV Japan Management, Inc. from August 1998 to March 2001. Mr. Hunter was Senior Vice President, Business Affairs and General Counsel of DirecTV, Inc. and DirecTV International, Inc. from April 1997 to August 1998 and Assistant General Counsel of Hughes Electronics from 1993 to 1997. He was a partner at Honigman Miller Schwartz and Cohn LLP, a law firm based in Detroit, Michigan, from 1982 to 1993. Mr. Hunter has been a director since October 2001.

     STEPHEN R. KAHN is presently a director of the Company. In addition he is a Managing Director of Advent International Corporation (a global private equity firm), which position he has held since 1993. Prior to that, he was a Vice President/Director at Advent International. At Advent, Mr. Kahn is the senior partner responsible for the Corporate and Financial Services group and manages the relationship with Gemini Capital Fund Management LTD, Advent's Israeli affiliate. The group manages both dedicated and pooled venture capital funds for corporations and institutions. In addition, the group provides merger, acquisition, joint venture and other advisory services in corporate finance. Mr. Kahn is a member of the board of directors of CompuScan Marketing, Inc., Cycloid Co. and Gemini Capital Management Co. He has been a director of PanAmSat since October 1998.

     JOSEPH R. WRIGHT has been the Company's President and Chief Executive Officer since August 2001 and is a director of the Company. Prior to joining the Company, since May 2000, Mr. Wright was Vice Chairman and Director of Terremark Worldwide, Inc., a public company that develops and operates Network Access Point telecommunications data centers in the United States and Latin America, and was Chairman of the Governmental Research Corporation, a public company that provides advanced information technology, Internet and software technologies to government and commercial customers. From 1989 to 1994, Mr. Wright was Vice Chairman, Executive Vice President and a director of W.R. Grace & Company. From 1982 to 1989, during the Reagan Administration, Mr. Wright was the Deputy Director and then Director of the Federal Office of Management and Budget. He was also deputy secretary of the Department of Commerce from 1981 to 1982 and later was on President Reagan's Export Council as the chairman of the Export Control Subcommittee. He currently serves as Co-Chairman and a director of Baker & Taylor Holdings, Inc. (an international book and video distribution and e-commerce company), which position he has held since 1995. In addition, Mr. Wright also serves on the board of directors of Titan Corporation, Terremark Worldwide, Inc., Verso Technologies, Inc. and Proxim Corporation, and is on the board of advisors of AT&T Government Markets. He has been a director since 1997.

                         FURTHER INFORMATION CONCERNING
                     THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: The Independent Directors Committee, the Audit Committee, the Compensation and Nominating Committee and the Finance Committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. In 2001, each director attended more than 75 percent of the aggregate of
(a) the total number of meetings of the Board of Directors during the period for which such person was a director and (b) the total number of meetings held by all committees of the Board on which such person served during the time such person was a member of such committee.

COMMITTEES OF THE BOARD -- BOARD MEETINGS

     The Board of Directors of the Company held twelve meetings in 2001. The Independent Directors Committee, Audit Committee, Compensation and Nominating Committee and Finance Committee are described below.

     Independent Directors Committee. The Independent Directors Committee is composed of Messrs. Costello, Hightower, Hoak and Kahn, none of whom is an existing or retired employee of the Company or any of its "affiliates," as defined in Rule l2b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Its functions are to (a) review and evaluate any tender offers by Hughes Electronics or its subsidiaries to acquire in excess of 81% in the aggregate of outstanding equity interests of the Company until May 16, 2002, (b) review and make recommendations with respect to any material transaction between Hughes Electronics or its subsidiaries and the Company and (c) review an annual report from the President of the Company that describes all transactions and agreements entered into between the Company and Hughes Electronics or its subsidiaries during the preceding year and describes all other relationships between the companies, and to determine whether such arrangements were commercially reasonable. The Independent Directors Committee met once in 2001.

     Audit Committee. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent auditors, making recommendations annually concerning the appointment of a firm of independent accountants to audit the Company's financial statements, evaluating the adequacy of the Company's accounting policies and its internal controls and reviewing any proposed corrective actions. The Audit Committee met nine times in 2001. The Board of Directors adopted a written charter for the Audit Committee on December 3, 1999.

     Consistent with the Nasdaq National Market ("Nasdaq") audit committee structure and membership requirements, the Audit Committee of the Company is composed of three directors. The members of the Audit Committee are Messrs. Hoak, Costello and Gaines. Messrs. Costello and Hoak are deemed to be "independent" directors under the Nasdaq rules. Mr. Gaines, however, is not deemed to be "independent" as a result of his affiliation with Hughes Electronics. As permitted under the Nasdaq rules, the Board of Directors carefully considered Mr. Gaines' affiliation with Hughes Electronics as well as his expertise in accounting and financial matters and determined that it is in the best interests of the Company and its stockholders that he continue to serve as a member of the Audit Committee.

     Compensation and Nominating Committee. The Compensation and Nominating Committee (the "Compensation Committee") is composed of Messrs. Hightower, Kahn and Shaw. Its functions are to (a) review, recommend and approve compensation levels, bonus amounts, stock option grants and benefit plans, (b) request and review reports from the Company's management on the scope, competence, performance and motivation of management employees, (c) develop, review, recommend and approve bonus, stock option and similar incentive plans or programs and retirement and welfare plans or programs, (d) administer and interpret bonus, stock option and similar incentive plans and (e) develop, review and recommend changes to major benefit programs.

     The duties of the Compensation Committee also include recommending to the Board of Directors (a) nominees to fill vacancies in the membership of the Board of Directors as they occur and (b) prior to each annual meeting of stockholders, nominating a slate of nominees for election at the annual meeting. For an individual being considered for election to the Board of Directors for the first time, the Compensation Committee is required to submit its recommendation to the Board of Directors in advance of ascertaining the willingness of the recommended candidate to serve if elected. In addition, the Compensation Committee is required to prepare, not less frequently than every three years, and submit to the Board of Directors for adoption, a list of selection criteria to be used by the Compensation Committee. The Compensation Committee will consider nominees of security holders. The procedures for nomination of directors by security holders can be found in the Section titled "Submission of Stockholder Proposals and Nominations." The Compensation Committee met six times in 2001.

     Finance Committee. The Finance Committee is composed of Messrs. Hoak, Gaines, Kahn and Wright. Its functions are to review and act on any debt financing transactions including loans, commercial paper programs, debt offerings or other transactions involving the creation of indebtedness. The Finance Committee is also directed to advise the Board of Directors on any strategic transactions involving the Company. The Finance Committee did not hold any meetings in 2001.

DIRECTOR COMPENSATION

     Upon initial election, PanAmSat grants each non-employee director of the Board of Directors non-qualified stock options to purchase 500 shares of Common Stock under the Amended and Restated PanAmSat Corporation Long-Term Stock Incentive Plan (The "Long-Term Stock Incentive Plan") pursuant to the 1998 Director Fee Program (the "Program"). The stock options vest six months from the date of grant, are exercisable at the closing price of the Common Stock on the date of grant and may be exercised within five years of the date of grant. Each non-employee director is eligible to receive under the PanAmSat Corporation Non-Employee Director Fee Plan an annual fee of $50,000 for services rendered as a member of the Board of Directors and an additional annual $5,000 fee for services rendered by each member who serves as a chairperson of a committee of the Board of Directors. Each non-employee director may elect to receive up to 50% of the aggregate amount of the fee in cash. Any amount not paid in cash shall be paid in restricted shares of the Common Stock. The number of shares to be issued in payment of the fees will be calculated based on the average daily closing price of the Common Stock on Nasdaq during the month prior to the date of grant. The shares vest 100% on the first anniversary of the date they are granted; prior to being fully vested, such shares will be subject to forfeiture upon the termination of a board member's services. Directors may also elect to defer the fees, in the form of units of Common Stock, to the Director Deferred Compensation Plan. Employees of Hughes Electronics who serve on the Board are not considered non-employee directors and do not receive compensation for their service as directors.

     On March 1, 2001, pursuant to the PanAmSat Corporation Non-Employee Director Fee Plan, 1,304 shares of Common Stock were granted to Mr. Costello, 789 shares were granted and $24,750 was paid to Mr. Hightower, 1,668 shares were granted to Mr. Hoak, 1,304 shares were granted to Mr. Kahn and 1,565 shares were granted to Mr. Wright.

     The Company reimburses the directors for reasonable travel expenses incurred in connection with their duties as directors of the Company.

POTENTIAL CHANGE IN THE COMPOSITION OF THE BOARD FOLLOWING THE ANNUAL MEETING

     Pursuant to the agreements governing the announced General Motors Corporation ("GM"), Hughes Electronics and EchoStar Communications Corporation ("EchoStar") transaction (the "EchoStar Transaction"), Hughes Electronics has agreed to provide for the resignation of certain members of the Board who are executives of Hughes Electronics and for the election of directors designated by EchoStar. In April 2002, the Board adopted resolutions providing for the election to the Board of persons identified by EchoStar upon the resignation of Messrs. Shaw, Gaines and Hunter and Ms. Austin to become effective upon the consummation of the merger of EchoStar and Hughes described below. The Board also adopted resolutions providing for the election to the Board of persons identified by EchoStar upon the resignation of Messrs. Shaw, Gaines, Hartenstein and Hunter and Ms. Austin to become effective upon the consummation of EchoStar's separate purchase of PanAmSat as described below. For a description of the EchoStar Transaction, see the Section titled "Security Ownership of Certain Beneficial Owners and Management -- Change of Control."

                       EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information concerning each of the current executive officers of the Company.

NAME                                        AGE                           POSITION
----                                        ---                           --------
Joseph R. Wright..........................  63    President, Chief Executive Officer and Director
James W. Cuminale.........................  49    Executive Vice President, General Counsel and Secretary
Thomas E. Eaton, Jr.......................  47    Executive Vice President, Global Sales
James B. Frownfelter......................  38    Executive Vice President and Chief Technology Officer
Michael J. Inglese........................  41    Executive Vice President and Chief Financial Officer

     JOSEPH R. WRIGHT has been the President and Chief Executive Officer of the Company since August 2001. For Mr. Wright's biographical information, see the Section titled "Election of Directors -- Directors and Nominees."

     JAMES W. CUMINALE has been Executive Vice President, General Counsel and Secretary of the Company since April 1999. From May 1997 to April 1999, Mr. Cuminale was Senior Vice President, General Counsel and Secretary of the Company. From January 1996 to May 1997, Mr. Cuminale was Senior Vice President and General Counsel of PanAmSat International, and from March 1995 to December 1995, was General Counsel of PanAmSat International. From 1983 to 1995, Mr. Cuminale was a partner in the law firm of Ivey, Barnum & O'Mara.

     THOMAS E. EATON, JR. has been Executive Vice President, Global Sales and Marketing since October 2001, initially joining the company as Executive Vice President, Global Sales in November 2000. From 1996 to 2000, Mr. Eaton was the Senior Vice President of INTELSAT's Global Sales and Customer Support, heading the sales and support of all of INTELSAT's services worldwide. From 1992 to 1996, Mr. Eaton was the Vice President, Sales and Marketing for Integrated Network Services, Inc., a start-up company he helped form. Mr. Eaton was Director of Marketing for Sprint Communication Corp.'s video services division from 1989 to 1992, and held various management positions with Nortel Networks from 1984 to 1989.

     JAMES B. FROWNFELTER has been Executive Vice President and Chief Technology Officer of the Company since November 2001. Mr. Frownfelter previously served as the Company's Vice President and Senior Vice President of Space Systems. Prior to joining PanAmSat in 1998, Mr. Frownfelter was a senior manager at Philip A. Rubin & Associates, which provided consulting services to the Company. From 1991 to 1996, Mr. Frownfelter was the Director of Marketing at Fokker Aircraft U.S.A., Inc. Prior to that time, Mr. Frownfelter was an engineer for Hughes Aircraft Company.

     MICHAEL J. INGLESE has been Executive Vice President and Chief Financial Officer of the Company since January 2002. From June 2000 to January 2002, Mr. Inglese served as the Company's Senior Vice President of Finance and Chief Financial Officer and from May 1998 to June 2000 he served as the Company's Vice President of Finance. Prior to joining PanAmSat in May 1998, Mr. Inglese was Chief Financial Officer for Hughes Electronics' DIRECTV Japan, Inc., where he was responsible for the financial management and control of the broadcasting and customer service center operations. Prior to 1997, Mr. Inglese was a senior manager of corporate development at Hughes Electronics.

     Executive officers and other officers are elected or appointed by, and serve at the pleasure of the Board of Directors. The Company has entered into employment agreements with Messrs. Wright and Frownfelter, a retention agreement with Mr. Cuminale and severance agreements and retention bonus agreements with Messrs. Cuminale, Eaton, Frownfelter and Inglese. See "Executive
Compensation -- Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of February 14, 2002 by (i) each person who or entity that, insofar as the Company has been able to ascertain, beneficially owned as of such date more than 5% of the Common Stock, (ii) each of the directors of the Company and each nominee for director, (iii) the Company's Chief Executive Officer and the executive officers of the Company identified on the summary compensation table on page 12 (the "Named Executive Officers") and
(iv) all executive officers and directors of the Company as a group (16) persons.

                                                                    AMOUNT AND NATURE OF
                                                                   BENEFICIAL OWNERSHIP OF    PERCENT OF
NAME OF BENEFICIAL OWNER(1)                                        SHARES OF COMMON STOCK    COMMON STOCK
---------------------------                                        -----------------------   ------------
General Motors Corporation(2)....................................        120,812,175             80.6%
Mary Anselmo(3)(4)(5)............................................         10,798,473              7.2%
Article VII Trust Created Under the Rene Anselmo Revocable Trust
  Dated June 10, 1994(3)(4)......................................         10,098,588              6.7%
Roxanne S. Austin(6)(7)..........................................             11,850                *
Patrick J. Costello(6)(8)........................................              5,385                *
Michael J. Gaines................................................                  0                *
Eddy W. Hartenstein..............................................                  0                *
Dennis F. Hightower(6)...........................................              4,876                *
James M. Hoak(6)(9)..............................................              5,860                *
Larry D. Hunter..................................................                400                *
Stephen R. Kahn(6)...............................................              3,573                *
Jack A. Shaw.....................................................                  0                *
Joseph R. Wright(6)(10)..........................................              6,407                *
R. Douglas Kahn(6)...............................................            111,666                *
Robert A. Bednarek(11)...........................................                661                *
James W. Cuminale(6)(12).........................................            115,067                *
Thomas E. Eaton, Jr.(6)(13)......................................             20,290                *
James B. Frownfelter(6)(14)......................................             45,614                *
Michael J. Inglese(6)(15)........................................             41,663                *
All executive officers and directors as a group (16 persons).....            373,312                *

---------------

  *  Less than 1%

 (1) For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the beneficial owners of shares of Common Stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares that such person has the right to acquire by April 15, 2002. For purposes of calculating the percentage of outstanding shares held by each person listed above, any shares which such person has the right to acquire by April 15, 2002 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
 (2) The address of such entity is 300 Renaissance Center, P.O. Box 300, Detroit, Michigan 48625-3000. All of such shares are owned of record by HCI, a wholly-owned subsidiary of Hughes Electronics, which entity is a wholly-owned subsidiary of GM, and certain of HCI's subsidiaries.
 (3) The address of such entity or person is c/o Northway Management Co. LLC, 164 Mason Street, Greenwich, Connecticut 06830.
 (4) Mary Anselmo, Reverge Anselmo, Frederick A. Landman and Lourdes Saralegui are joint trustees under the Article VII Trust, which was created by Rene Anselmo (the founder and former Chairman of the Board and Chief Executive Officer of PanAmSat International), and succeeded to all of the stock owned by Rene Anselmo on the date of his death. A majority of the joint trustees have power to vote all of the Common Stock held by the Article VII Trust, and Mrs. Anselmo, as joint trustee, has the sole power to require or prohibit the sale of such shares. Each joint trustee, in his or her capacity as such, may be deemed to be the beneficial owner of all the shares of Common Stock that are held by the Article VII Trust, but each joint trustee other than Mrs. Anselmo disclaims beneficial ownership of such shares.
 (5) Includes 10,098,588 shares owned by the Article VII Trust for which Mrs. Anselmo is a joint trustee. As joint trustee, Mrs. Anselmo has sole power to require or prohibit the sale of the trust's shares. Mrs. Anselmo is also the principal beneficiary of the trust and claims beneficial ownership of the shares.
 (6) The number of shares shown in the table includes the following shares that certain directors, executive officers and former executive officers of the Company may acquire by exercising options on or prior to April 15, 2002:
     Roxanne S. Austin, 500; Patrick J. Costello, 500; Dennis F. Hightower, 500; James M. Hoak, 500; Stephen R. Kahn, 500; Joseph R. Wright, 500; R. Douglas Kahn, 111,666; James W. Cuminale, 102,500; Thomas E. Eaton, Jr. 20,000; James B. Frownfelter, 45,000; and Michael J. Inglese, 41,000.
 (7) Includes 10,000 shares owned by the Thomas W. and Roxanne S. Austin Trust, of which Ms. Austin is a trustee.
 (8) Does not include (i) 95,000 shares held by the Frederick A. Landman Irrevocable Trust for which Mr. Costello is trustee and (ii) 49,953 shares held by the Rayce Anselmo Trust for which Mr. Costello is a joint trustee, with respect to all of which shares Mr. Costello disclaims beneficial ownership.
 (9) Does not include 234 restricted shares which vest on October 1, 2002.
(10) Includes 401 shares credited to Mr. Wright's accounts under the PanAmSat Retirement Savings Plan (the "401(k) Plan").
(11) Includes 661 shares credited to Mr. Bednarek's accounts under the 401(k) Plan.
(12) Includes 867 shares credited to Mr. Cuminale's accounts under the 401(k) Plan.
(13) Includes 290 shares credited to Mr. Eaton's accounts under the 401(k) Plan.
(14) Includes 614 shares credited to Mr. Frownfelter's accounts under the 401(k) Plan.
(15) Includes 663 shares credited to Mr. Inglese's accounts under the 401(k)
     Plan.

     The following table sets forth certain information regarding the equity securities of GM beneficially owned as of February 14, 2002 by (i) each of the directors of the Company and nominees for director, (ii) the Company's Chief Executive Officer and the Named Executive Officers and (iii) all executive officers and directors of the Company as a group (16 persons).

                                                                   AMOUNT AND NATURE OF    AMOUNT AND NATURE OF
                                                                   BENEFICIAL OWNERSHIP   BENEFICIAL OWNERSHIP OF
                                                                     OF SHARES OF GM       SHARES OF GM CLASS H
NAME OF BENEFICIAL OWNER(1)                                         COMMON STOCK(1)(2)        COMMON STOCK(2)
---------------------------                                        --------------------   -----------------------
Roxanne S. Austin(3).............................................          4,890                 1,034,694
Patrick J. Costello..............................................             --                        --
Michael J. Gaines(4).............................................            482                   215,753
Eddy W. Hartenstein(5)...........................................          3,036                 1,292,848
Dennis F. Hightower..............................................             --                        --
James M. Hoak....................................................             --                        --
Stephen R. Kahn..................................................             --                        --
Larry D. Hunter(6)...............................................            797                   388,106
Jack A. Shaw(7)..................................................          4,084                 1,559,687
Joseph R. Wright.................................................             --                        --
R. Douglas Kahn..................................................             --                        --
Robert A. Bednarek...............................................             --                        --
James W. Cuminale................................................             --                        --
Thomas E. Eaton, Jr..............................................             --                        --
James. B. Frownfelter............................................             --                        --
Michael J. Inglese(8)............................................             --                    15,175
All executive officers and directors as a group (16 persons).....         13,289                 4,506,263

---------------

(1) For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the beneficial owners of shares of GM Common Stock or GM Class H Common Stock ("GMH" or "GMH Common Stock") listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares that such person has the right to acquire by April 15, 2002. For purposes of calculating the percentage of outstanding shares held by each person listed above, any shares which such person has the right to acquire on or before April 15, 2002 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
(2) No individual director or nominee for director or executive officer beneficially owns one percent or more of any class of outstanding equity securities of GM, nor do the directors, nominees and executive officers as a group beneficially own one percent or more of any class of outstanding equity securities of GM.
(3) The 1,597 shares of GM Common Stock shown as owned by Ms. Austin are held in trust by the Thomas W. and Roxanne S. Austin Trust, of which Ms. Austin is a trustee. The shares of GMH Common Stock shown as owned by Ms. Austin include
    (i) 21,094 shares that are held in trust pursuant to the Hughes Non-Bargaining Employees Thrift and Saving Plan, (ii) 40,171 shares that are held in trust by the Thomas W. and Roxanne S. Austin Trust and (iii) 889,972 shares comprised of options exercisable on or before April 15, 2002 to purchase GMH Common Stock granted pursuant to the Hughes Electronics Incentive Plan.
(4) The shares of GMH Common Stock shown as owned by Mr. Gaines include (i) 4,802 shares that are held in trust pursuant to the Hughes Non-Bargaining Employees Thrift and Saving Plan and (ii) 199,441 shares comprised of options exercisable on or before April 15, 2002 to purchase GMH Common Stock granted pursuant to the Hughes Electronics Incentive Plan.
(5) The shares of GMH Common Stock shown as owned by Mr. Hartenstein include (i) 7,697 shares that are held in trust pursuant to the Hughes Non-Bargaining Employees Thrift and Saving Plan and (ii) 1,226,505 shares comprised of options exercisable on or before April 15, 2002 to purchase GMH Common Stock granted pursuant to the Hughes Electronics Incentive Plan.

(6) The shares of GMH Common Stock shown as owned by Mr. Hunter include (i) 7,377 shares that are held in trust pursuant to the Hughes Non-Bargaining Employees Thrift and Saving Plan, (ii) 3,600 shares in an Individual Retirement Account and (iii) 322,302 shares comprised of options exercisable on or before April 15, 2002 to purchase GMH Common Stock granted pursuant to the Hughes Electronics Incentive Plan.
(7) The shares of GMH Common Stock shown as owned by Mr. Shaw include (i) 7,222 shares that are held in trust pursuant to the Hughes Non-Bargaining Employee Thrift-Savings Plan and (ii) 1,480,216 shares comprised of options exercisable on or before April 15, 2002.
(8) The shares of GMH Common Stock shown as owned by Mr. Inglese represent options to purchase 14,280 shares of GMH Common Stock exercisable on or before April 15, 2002 and units of an investment fund investing in GMH shares with an equivalent value of 895 shares on April 15, 2002.

CHANGE OF CONTROL

     On October 28, 2001, GM, Hughes Electronics and EchoStar announced the signing of definitive agreements that, subject to stockholder approval, regulatory clearance, the receipt of a favorable ruling from the IRS that the separation of Hughes Electronics (or a newly formed holding company holding all of the capital stock of Hughes Electronics) from GM will be tax-free to GM and its stockholders for U.S. federal income tax purposes and certain other conditions, provide for the split-off of Hughes Electronics (or such newly formed holding company) from GM and the subsequent merger of the Hughes Electronics and EchoStar businesses. EchoStar is a leading provider of direct broadcast satellite television services in the United States through its DISH Network business unit. The transactions are currently expected to close in the second half of 2002.

     GM, Hughes Electronics and EchoStar have agreed that, in the event the transactions do not occur because certain specified regulatory clearances or approvals have not been obtained or other conditions have not been satisfied, EchoStar will be required to purchase all of the shares of Common Stock beneficially owned by Hughes Electronics (approximately 81% of the outstanding Common Stock) for $22.47 per share or an aggregate purchase price of approximately $2.7 billion, which is payable, depending on the circumstances, solely in cash or in a combination of cash and either debt or equity securities of EchoStar. EchoStar has the option to structure its purchase of Hughes Electronics' interest in PanAmSat as a merger or tender offer so that it can attempt to acquire 100% of PanAmSat in one transaction, in which case Hughes Electronics must receive at least the same amount of consideration that it would have received in the PanAmSat stock sale. EchoStar has agreed that, unless it has previously completed a merger with PanAmSat or a tender offer for all of the outstanding PanAmSat shares, it will commence a tender offer for all PanAmSat shares that remain outstanding following the completion of the PanAmSat stock sale to EchoStar for a purchase price of at least $22.47 per share (or approximately $675 million in the aggregate) payable, at the option of the holder, either in cash or shares of EchoStar Class A Common Stock.

     Any such sale of PanAmSat would be subject to a number of conditions which must be satisfied before the transaction could be completed, including, among other things, the expiration or termination of the waiting period applicable to the sale under the Hart-Scott-Rodino Act and the lack of any effective injunction or order for the transfer of licenses in connection with any such PanAmSat sale.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and holders of more than 10% of any class of the Company's equity securities registered under the Exchange Act ("10% Holders"), to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of such reports. Based on the Company's review of such reports received by it, the Company believes that during the year ended December 31, 2001, its officers and directors and 10% Holders complied with all applicable Section 16(a) filing requirements on a timely basis.

                             EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and the Named Executive Officers for services rendered in such capacities to the Company during each of the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                             ---------------------------------
                                                                                     AWARDS
                                                ANNUAL COMPENSATION          -----------------------   PAYOUTS
                                          --------------------------------   SECURITIES   RESTRICTED   -------
                                                              OTHER ANNUAL   UNDERLYING     STOCK       LTIP      ALL OTHER
                                 FISCAL   SALARY     BONUS    COMPENSATION    OPTIONS       AWARDS     PAYOUT    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR      ($)     ($)(1)        ($)           (#)          ($)         ($)         ($)
---------------------------      ------   -------   -------   ------------   ----------   ----------   -------   ------------
Joseph R. Wright(2)............   2001    204,327   900,000          --       400,000        --          --          21,433(8)
  President and Chief Executive
  Officer

R. Douglas Kahn(3).............   2001    431,442   307,000          --       200,000        --          --       3,586,468(9)
  President and Chief             2000    525,000   525,000          --            --        --          --          36,712
  Executive Officer               1999    500,000   400,000     132,000       130,000        --          --          18,546

Robert A. Bednarek(4)..........   2001    331,154    70,000     225,000(7)     80,000        --          --         233,654(10)
  Executive Vice President and    2000    315,000   214,000     225,000(7)         --        --          --          18,440
  Chief Technology Officer        1999    300,000   150,000     225,000(7)     80,000        --          --          14,275

James W. Cuminale..............   2001    325,000   157,000     225,000(7)     80,000        --          --          40,426(11)
  Executive Vice President,       2000    300,000   195,000     225,000(7)         --        --          --         403,031
  General Counsel and Secretary   1999    275,000   150,000     225,000(7)     80,000        --          --          13,900

Thomas E. Eaton, Jr............   2001    300,000   157,000          --            --        --          --          28,933(12)
  Executive Vice President
  Global Sales and Marketing

James M. Frownfelter(5)........   2001    276,923   257,000          --        60,000        --          --          23,432(13)
  Executive Vice President and
  Chief Technology Officer

Michael J. Inglese(6)..........   2001    250,000   118,000          --        30,000        --          --          22,532(14)
  Executive Vice President,       2000    191,731   130,000          --        20,000        --          --           6,800
  Chief Financial Officer

---------------

 (1) Bonuses for 2001 were paid in February 2002.
 (2) Mr. Wright was appointed President and Chief Executive Officer effective as of August 20, 2001.
 (3) Mr. Kahn resigned on August 14, 2001.
 (4) Mr. Bednarek resigned his position as Executive Vice President and Chief Technology Officer effective on November 11, 2001.
 (5) Mr. Frownfelter was appointed Executive Vice President and Chief Technology Officer effective as of November 12, 2001.
 (6) Mr. Inglese was appointed Executive Vice President and Chief Financial Officer as of January 29, 2002 and held the position of Senior Vice President and Chief Financial Officer during 2001.
 (7) In connection with the retention agreements with Messrs. Bednarek and Cuminale, cash payments of $225,000 were paid in 1999, 2000 and 2001 to Messrs. Cuminale and Bednarek. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements -- Retention Agreements with Robert A. Bednarek and James W. Cuminale."
 (8) This amount represents $4,500 in medical benefits, payment of personal liability insurance premiums of $164, a transportation allowance of $11,000, and a contribution to the 401(k) Plan of $5,769.
 (9) This amount represents a severance payment of $2,800,000, a contribution to the Company's Restoration and Deferred Compensation Plan (the "Restoration and Deferred Compensation Plan") of $34,296, $13,376 in medical benefits, payment of personal liability insurance premiums of $863, an automobile allowance of $12,300, a contribution to the 401(k) Plan of $6,800, and a distribution from the Restoration and Deferred Compensation Plan of funds previously contributed of $355,439 paid in 2001 and $363,394 payable in 2002. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements -- Termination of Employment of R. Douglas Kahn."
(10) This amount represents a severance payment for accrued vacation time of $57,952, a payment for post-employment advisory services in 2001 of $24,831, a contribution to the Restoration and Deferred Compensation Plan of $14,963, $13,550 in medical benefits, payment of personal liability insurance premiums of $863, an automobile allowance of $15,000, a contribution to the 401(k) Plan of $6,800, and a distribution from the Restoration and Deferred Compensation Plan of funds previously contributed of $49,698 paid in 2001 and $49,997 payable in 2002. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements -- Termination of Employment of Robert A. Bednarek."
(11) This amount represents a contribution to the Restoration and Deferred Compensation Plan of $8,094, $9,069 in medical benefits, payment of personal liability insurance premiums of $863, an automobile allowance of $15,600, and a contribution to the 401(k) Plan of $6,800.
(12) This amount represents $9,528 in medical benefits, payment of personal liability insurance premiums of $605, an automobile allowance of $12,000 and a contribution to the 401(k) Plan of $6,800.
(13) This amount represents a contribution to the Restoration and Deferred Compensation Plan of $3,432, $5,000 in medical benefits, an automobile allowance of $8,200, and a contribution to the 401(k) Plan of $6,800.
(14) This amount represents $6,669 in medical benefits, payment of personal liability insurance premiums of $863, an automobile allowance of $8,200, and a contribution to the 401(k) Plan of $6,800.

     The following table sets forth additional information concerning the grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2001. All stock options indicated on the table below were granted pursuant to the Long-Term Stock Incentive Plan.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 2001

                                                        INDIVIDUAL GRANTS
                                       ----------------------------------------------------
                                       NUMBER OF     % OF TOTAL
                                       SECURITIES     OPTIONS
                                       UNDERLYING    GRANTED TO    EXERCISE OR                GRANT DATE
                                        OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION     PRESENT
NAME                                    GRANTED     FISCAL YEAR     ($/SH)(4)       DATE      VALUE($)(5)
----                                   ----------   ------------   -----------   ----------   -----------
Joseph R. Wright.....................   400,000(1)       13%         32.530       8/20/11      5,456,000
R. Douglas Kahn......................   200,000(2)        7%         38.188       9/30/01      3,252,000
Robert A. Bednarek...................    80,000(2)        3%         38.188       12/7/01      1,300,800
James W. Cuminale....................    80,000(3)        3%         38.188       1/23/11      1,300,800
Thomas E. Eaton, Jr..................        --
James B. Frownfelter.................    60,000           2%            (6)           (7)        770,100
Michael J. Inglese...................    30,000(3)        1%         38.188       1/23/11        487,800

---------------

(1) The options are exercisable in equal installments over a four-year period commencing on August 20, 2002.
(2) The options granted to Mr. Kahn in 2001 terminated on the termination of his employment and the options granted to Mr. Bednarek in 2001 terminated on the termination of his employment.
(3) The options are exercisable in equal installments over a four-year period commencing on January 23, 2002.
(4) The exercise price per share of each option was equal to the fair market value of the stock on the date of grant.
(5) Grant Date Present Value for PanAmSat options is determined using the Black Scholes option pricing model based on the following assumptions: (a) an expected option life of five years; (b) risk-free interest rate of 4.8%; (c) stock price volatility of 39.96%; and (d) a dividend yield of 0%. The Grant Date Present Values set forth in the table are only theoretical values and may not accurately determine present value. Based on these assumptions, the estimated fair value of options granted on January 23, 2001, August 20, 2001, and October 25, 2001 was approximately $16.26, $13.64 and $9.41, respectively. The actual value,
    if any, to be realized by an optionee will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.
(6) 30,000 options granted on January 23, 2001 have an exercise price of $38.188 per share and are exercisable in equal installments over a four-year period commencing on January 23, 2002. 30,000 options granted on October 25, 2001 have an exercise price of $23.03 per share and are exercisable in equal installments over a four-year period commencing on October 25, 2002.
(7) 30,000 options granted on January 23, 2001 expire on January 23, 2011. 30,000 options granted on October 25, 2001 expire on October 25, 2011.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                         NUMBER OF
                                                                         SECURITIES        VALUE OF
                                                                         UNDERLYING      UNEXERCISED
                                                                        UNEXERCISED      IN THE-MONEY
                                                                         OPTIONS AT       OPTIONS AT
                                             SHARES                      FY END (#)       FY END ($)
                                           ACQUIRED ON      VALUE       EXERCISABLE/     EXERCISABLE/
NAME                                       EXERCISE(#)   REALIZED($)   UNEXERCISABLE    UNEXERCISABLE*
----                                       -----------   -----------   --------------   --------------
Joseph R. Wright.........................      --            --             0/400,000        $0/0
R. Douglas Kahn..........................      --            --             111,666/0        $0/0
Robert A. Bednarek.......................      --            --                   0/0        $0/0
James W. Cuminale........................      --            --        62,500/120,000        $0/0
Thomas E. Eaton, Jr......................      --            --         20,000/60,000        $0/0
James B. Frownfelter.....................      --            --         30,000/90,000        $0/0
Michael J. Inglese.......................      --            --         26,000/60,000        $0/0

---------------
* Based on the closing price of the Common Stock on December 31, 2001 of approximately $21.88.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Employment Agreement with Joseph R. Wright

     On August 20, 2001, the Company entered into an employment agreement with Joseph R. Wright pursuant to which Mr. Wright agreed to serve as President and Chief Executive Officer. The current term of the agreement expires on August 19, 2002 and will automatically be extended for one year unless the Company notifies Mr. Wright of its desire not to extend before June 20, 2002. Under the agreement, Mr. Wright receives an annual base salary of $625,000. He is guaranteed a bonus of $600,000 for the year 2001 and received a cash hiring bonus of $300,000. In the event of a change of control during the term of his employment, Mr. Wright will receive a transaction completion bonus of at least $1,000,000. The completion of the merger of Hughes Electronics and EchoStar or EchoStar's acquisition of PanAmSat separately will trigger this payment. See "Security Ownership of Certain Beneficial Owners and Management -- Change of Control."

     Mr. Wright is entitled to participate in the Company's Annual Incentive Plan, 401(k) Plan and Restoration and Deferred Compensation Plan. Mr. Wright is also entitled to participate in the Company's Nonqualified Stock Option Program and pursuant thereto, the Company granted Mr. Wright options to purchase 200,000 shares of Common Stock at the market price on August 20, 2001. In addition, on August 20, 2001, the Company granted Mr. Wright options to purchase 200,000 shares of Common Stock to compensate Mr. Wright for options granted but not yet vested or paid by his previous professional associations. If Mr. Wright's employment is not extended beyond twenty-four months for any reason other than a termination for cause, all stock options will become immediately vested and exercisable upon Mr. Wright's termination of employment with the Company, and will thereafter terminate on the fifth anniversary of Mr. Wright's termination, or if earlier, the expiration date of the option.

     If Mr. Wright is terminated without cause, the Company declines to extend his employment agreement for an additional year or Mr. Wright terminates his employment for good reason after a change of control,

Mr. Wright will be provided severance pay in an amount equal to two and one-half times Mr. Wright's annual base salary in effect at the time of termination plus the greater of the most recent bonus paid or the bonus target in effect at the time of termination. In addition, the Company will pay the costs of Mr. Wright's (and his eligible dependents') participation in the Company's group medical, dental and vision insurance plans until the earlier of 30 months following his termination or the date on which Mr. Wright secures alternate employment. In the event that any amount or distribution to Mr. Wright would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay Mr. Wright the amount necessary to fully reimburse him for such taxes.

     As a condition precedent to the receipt of any severance payment or benefits, Mr. Wright must execute a written waiver and release of claims against the Company and, for a period of two years after the termination of his employment, not compete with the Company or solicit any key employees to accept employment with any of the Company's competitors.

  Termination of Employment of R. Douglas Kahn

     Effective as of August 14, 2001, R. Douglas Kahn resigned his position as Chief Executive Officer of the Company. Pursuant to the terms of Mr. Kahn's employment agreement entered into as of April 1, 2001, on his resignation, Mr. Kahn received a payment for the accrued and unpaid amounts of his annual base salary and bonus, his accrued vacation and unreimbursed expenses and a severance payment of $2,800,000. In addition, Mr. Kahn is entitled to receive medical, dental, vision and life insurance for a period of 30 months after his termination or until he obtains alternative employment, whichever is earlier. The terms of his severance include a covenant not to compete with the Company and a covenant not to solicit any key employees to accept employment with a competitor of the Company for a period of two years after the termination of Mr. Kahn's employment. The term of his severance also provide that in the event that the termination payment or any other amount or benefit paid to Mr. Kahn become subject to the excise tax imposed under Section 4999 of the Code, or any other similar tax or assessment, the Company will pay Mr. Kahn the amount necessary to fully reimburse him for such taxes.

     The stock option grant of 70,000 shares granted on December 4, 1998 is two-thirds vested and the stock option grant of 130,000 shares granted on April 9, 1999 is one-half vested. These vested shares will be exercisable for five years after Mr. Kahn's date of termination.

  Employment Agreement with James B. Frownfelter

     On November 8, 2001, the Company entered into an employment agreement with James B. Frownfelter, pursuant to which Mr. Frownfelter agreed to serve as Executive Vice President and Chief Technology Officer. Mr. Frownfelter's appointment to such offices became effective on November 12, 2001. Under the agreement, Mr. Frownfelter receives an annual base salary of $395,000. Mr. Frownfelter is entitled to participate in the Company's Annual Incentive Plan, 401(k) Plan and Restoration and Deferred Compensation Plan. In connection with his employment agreement, the Company granted Mr. Frownfelter options to purchase 30,000 shares of Common Stock at $23.03 per share.

     If Mr. Frownfelter continues his employment with the Company through December 31, 2003 and agrees to provide four months' notice of a voluntary resignation and agrees to assist with the selection of his successor, the Company will pay Mr. Frownfelter a retention bonus of one year's base salary, plus any bonus earned for 2003, in a lump sum, less applicable taxes. If Mr. Frownfelter continues his employment beyond December 31, 2003 and agrees to provide four months' notice of a voluntary resignation, the Company will also pay him a pro rata share of his annual bonus for the year in which termination occurs. If Mr. Frownfelter is terminated without cause prior to December 31, 2004, the Company will pay him a minimum severance of one year's base salary and a bonus of 65% of his base salary. In addition, he will receive a pro rata bonus for the year in which termination occurs. No retention bonus will be paid to Mr. Frownfelter under his employment agreement in the event that he receives compensation pursuant to his executive change-in-control severance agreement, the terms of which are described below.

  Termination of Employment of Robert A. Bednarek

     On November 9, 2001, Robert A. Bednarek announced his resignation from his position as Executive Vice President and Chief Technology Officer of the Company which was effective on November 11, 2001. Pursuant to his severance arrangement, Mr. Bednarek received a payment for the accrued and unpaid amounts of his annual base salary, a payment for his accrued and unpaid bonus of $70,000, a payment for his accrued vacation time of $57,952, and a payment for unreimbursed expenses. He also provided post-employment advisory services to the Company in 2001 for a payment of $24,831.

  PanAmSat Corporation's Severance Pay Plan

     In June 2001 and October 2001, the Company amended its Severance Pay Plan (as amended, the "Severance Pay Plan") which plan provides severance pay to eligible employees upon separation of employment. Each regular full-time employee of the Company is a participant in the Severance Pay Plan. An employee terminated for any reason other than for cause (as defined in the Severance Pay
Plan) who signs and delivers to the Company a release of all claims which the employee may have by reason of employment with the Company or the termination thereof shall be eligible to receive severance benefits pursuant to the Severance Pay Plan. Severance benefits are calculated based upon the employee's level of compensation and the number of years with the Company with a minimum of 12 weeks salary and a maximum of 52 weeks salary for executive employees, a minimum of 6 weeks salary and a maximum of 40 weeks salary for exempt employees, and a minimum of four weeks salary and a maximum of 29 weeks salary for non-exempt employees. In the event that the employee is terminated pursuant to a Change of Control (as defined in the Severance Pay Plan) and either for Good Reason (as defined in the Severance Pay Plan) or pursuant to a layoff (as determined by the Company's Chief Executive Officer in his sole discretion), then severance benefits shall be calculated based upon the employee's level of compensation, with a minimum for all eligible employees of 26 weeks salary and a maximum of 52 weeks salary. The severance benefit is paid, at the option of the Company, in either (i) a lump sum as soon as practicable after execution and effectiveness of a signed waiver and release by the employee, or (ii) in accordance with the Company's payroll practices, in each case, less applicable deductions and withholdings.

     Under the terms of the Severance Pay Plan, the Chief Executive Officer or his designee has the power to determine all questions arising under the Severance Pay Plan, and any decision regarding any matter within the discretion of the Chief Executive Officer and made by him in good faith is binding on all persons. The Company has reserved the right through its Board of Directors to amend the Severance Pay Plan and to terminate the Severance Pay Plan at any time without prior notice, provided that the Severance Pay Plan shall not be terminated with respect to any Terminated Employee (as defined in the Severance Pay Plan) or amended in a way that is adverse to the interests of any Terminated Employee.

     Under the Severance Pay Plan, the Named Executive Officers would receive a minimum of 12 weeks salary and a maximum of 52 weeks salary as severance, depending upon years of service.

  Retention Agreements with Robert A. Bednarek and James W. Cuminale

     Effective July 10, 1998 (the "Effective Date"), the Company entered into retention agreements (the "Retention Agreements") with Robert A. Bednarek, Executive Vice President and Chief Technology Officer of the Company and James
W. Cuminale, Executive Vice President, General Counsel and Secretary of the Company (each a "Covered Officer"), providing for cash payments and an award of restricted stock units ("RSUs") under the Long-Term Stock Incentive Plan. Under the Retention Agreements, each Covered Officer agreed to a covenant not to compete with the Company, a covenant not to solicit any employees or customers of the Company to accept employment or accept services from a competitor of the Company and a covenant not to disclose any secret or confidential information that they learned by reason of their association with the Company. In exchange, each Covered Officer received cash payments of $900,000 (the "Cash Payment") and a grant of 9,700 RSUs. The Cash Payment and the RSUs vested ratably 25% on the Effective Date and 25% on each of the next three anniversaries following the Effective Date. The Cash Payments were paid as each installment vested and the RSUs were settled in Common Stock as they became vested. Upon

Mr. Bednarek's termination of employment, the Company issued 6,455 shares of Common Stock to Mr. Bednarek in settlement of his RSU's (and withheld 3,245 shares for income tax purposes).

     In consideration for entering into the Retention Agreements, each Covered Officer forfeited all of his rights and interests in the severance agreements that were previously entered into with PanAmSat International that entitled the Covered Officer to receive payments approximating three years of base salary plus bonuses if his employment with the Company terminated under certain defined circumstances.

     Each of the Retention Agreements were effective for a period of three years and each terminated on July 10, 2001.

     In the event that any amounts payable to a Covered Officer under the Retention Agreements should become subject to an excise tax imposed under
Section 4999 of the Code or any other similar tax or assessment, the Company will pay the Covered Officer the amount necessary to fully reimburse him for such taxes. Additionally, the Retention Agreements provide that the Company will reimburse a Covered Officer for attorneys' fees and other costs necessary to enforce or defend his rights under the Retention Agreements.

  Executive Change-in-Control Severance Agreements

     Effective January 29, 2001, the Company entered into executive change-in-control severance agreements (the "Original Severance Agreements") with each of Robert A. Bednarek, James W. Cuminale, Thomas E. Eaton, Jr. and Michael J. Inglese. On November 8, 2001, the Company entered into an Original Severance Agreement with James B. Frownfelter. Messrs. Cuminale, Eaton, Inglese and Frownfelter are each referred to in this summary as a "Retained Officer." In addition, in March 2002, effective as of October 15, 2001, the Company entered into supplemental executive change-in-control severance agreements with each of the Retained Officers (the "Supplemental Severance Agreements," and together with the Original Severance Agreements, the "Severance Agreements") which supplements the Original Severance Agreements and apply to a broader range of dispositions by GM of its interests in Hughes Electronics. The Company is not obligated to pay benefits under both the Original Severance Agreements and the Supplemental Severance Agreements. In the event that conditions to the Company's obligations are satisfied under both forms of Severance Agreements, the terms of the Original Severance Agreements shall apply and the Supplemental Severance Agreements will be null and void. Mr. Bednarek's Original Severance Agreement terminated without payment or further obligation of the Company upon termination of his employment. The Severance Agreements provide for payments by the Company to the Retained Officers in the event the Company terminates such officer's employment without cause or the Retained Officer terminates his employment for good reason (an "Involuntary Termination") within three years after a Change-in-Control (as defined in the Severance Agreements). The completion of the merger of Hughes Electronics and EchoStar or EchoStar's acquisition of PanAmSat separately as described above will constitute a Change-in-Control under the Severance Agreements.

     In the event of an Involuntary Termination of a Retained Officer, the Company will pay to such Retained Officer all accrued compensation in an amount equal to the sum of (i) the unpaid annual base salary earned as of the date of termination, (ii) an amount equal to the higher of (x) the Retained Officer's unpaid targeted annual bonus established for the fiscal period in which the Involuntary Termination occurs or (y) the actual bonus paid or payable to the Retained Officer in respect of the Company's most recent full fiscal year, in each case multiplied by a fraction, the numerator of which is the number of days elapsed in the current fiscal period to the date of termination, and the denominator of which is 365 and (iii) an amount equal to the Retained Officer's accrued balance under the Company's "paid time off" program (or successor or replacement program), calculated based on the Retained Officer's annual base salary.

     The Severance Agreements also require that the Company pay to such Retained Officer severance compensation upon Involuntary Termination in an amount equal to two times the sum of (i) the Retained Officer's annual base salary for the year in which the Involuntary Termination occurs plus (ii) the higher of (x) the Retained Officer's targeted annual bonus established for the fiscal period in which the Involuntary Termination occurs or (y) the actual bonus paid or payable to the Retained Officer in respect of the Company's most recent full fiscal year. Payment of the severance compensation is conditioned upon receipt of a written release from the Retained Officer of any claims against the Company or its subsidiaries. Payment of such severance compensation is due within 10 days following the effective date of such release. Under the Supplemental Severance Agreements, all payments thereunder are subject to the Retained Officer's compliance with covenants not to compete with GM, Hughes Electronics or the Company for two years following termination, not to solicit employees of the Company for two years following termination, and not to disclose any confidential information of the Company.

     The Severance Agreements also provide that (i) any unvested stock options, restricted stock units and other awards ("Stock Awards") granted prior to the Change-in-Control under the Company's Long-Term Stock Incentive Plan (or successor or replacement plan) (the "Plan") held by a Retained Officer shall immediately become vested and exercisable, and any restrictions thereon shall lapse upon the Change-in-Control and, to the extent such Stock Awards are assumed, substituted or continued, following any Involuntary Termination such Stock Awards shall be exercisable under the terms and conditions of the Plan and any award agreements thereunder for a period equal to the lesser of (x) five years from the date of the Retained Officer's Involuntary Termination or (y) the term of such Stock Award, (ii) the Retained Officer and the Retained Officer's dependents shall be entitled to participate on the same basis as active employees and their dependents, respectively, in the Company's group health, dental and life insurance plans (including premium payments and credit dollars paid by the Company), or the Company shall make available comparable benefits (but not any other welfare benefit plans or any retirement plans, except as described below) for a period of two years following an Involuntary Termination of employment, (iii) the Retained Officer shall be entitled to reimbursement for actual payments made for professional outplacement services, not to exceed $25,000, and (iv) the Retained Officer shall be entitled to reimbursement for all outstanding unreimbursed business expenses incurred prior to the Involuntary Termination.

     If any amounts or other benefits payable to a Retained Officer under the Severance Agreements or otherwise become subject to an excise tax imposed under
Section 4999 of the Code or any other similar tax or assessment, the Company will pay the Retained Officer the amount necessary to fully reimburse such Retained Officer for these taxes. The Severance Agreements also provide that the Company will reimburse a Retained Officer for attorneys' fees and other costs necessary to enforce or defend his rights under the relevant Severance Agreement.

  Retention Bonus Agreements

     On April 2, 2001, the Company entered into retention bonus agreements with each of Robert A. Bednarek, James W. Cuminale, Thomas E. Eaton, Jr., James B. Frownfelter and Michael J. Inglese. The retention bonus agreements provided that each of these officers use his best efforts to assist the company in effecting a Sale (as defined in the retention bonus agreements) of the Company and in obtaining the highest practicable price. Pursuant to those agreements, the Company paid $200,000 to Mr. Cuminale, $200,000 to Mr. Eaton, $100,000 to Mr. Frownfelter and $125,000 to Mr. Inglese in April 2002. Mr. Bednarek's agreement terminated without payment or further obligation of the Company upon termination of his employment.

     In the event that any amount or distribution to such executive officers would be subject to the excise tax imposed under Section 4999 of the Code, the Company will pay the executive officers the amount necessary to fully reimburse them for such taxes. The Company agrees to pay all legal fees and related expenses which such executive officers may incur as a result of a dispute under these retention bonus agreements.

REPORT OF THE COMPENSATION COMMITTEE

     The compensation of senior executives at the Company is determined by the Compensation Committee of the Board of Directors. The Compensation Committee is a standing committee of the Board of Directors and is composed entirely of outside directors within the meaning of Section 162(m) of the Code. The Compensation Committee met 6 times and took 5 actions by written consent in 2001. No member of the Compensation Committee is eligible to participate in any of the compensation plans or programs it administers, except that directors may participate in the Long-Term Stock Incentive Plan and the 1999 Non-Employee Directors Compensation Deferral Plan.

     During 2001, the Company's executive officers were:  Joseph R.
Wright -- Chief Executive Officer and President (from August 2001 to the present); James W. Cuminale -- Executive Vice President, General Counsel and Secretary; Thomas E. Eaton, Jr., Executive Vice President, Global Sales and Marketing; James B. Frownfelter -- Executive Vice President and Chief Technology Officer (from November 2001 to the present); Michael J. Inglese -- Senior Vice President and Chief Financial Officer (since January 2002, Executive Vice President and Chief Financial Officer); R. Douglas Kahn -- Former Chief Executive Officer and President (to August 2002); and Robert A.
Bednarek -- Former Executive Vice President and Chief Technology Officer (to November 2001). Mr. Kahn resigned his position in August 2001 and Mr. Bednarek resigned his position in November 2001.

  Compensation Philosophy

     The Compensation Committee believes that if the Company is to be successful, its compensation programs must be designed to attract and retain the highest caliber employees and maintain an entrepreneurial environment. The Company's executive compensation program is premised on the belief that the interests of executives should be closely aligned with those of the Company's stockholders. Based on this philosophy, a significant portion of each executive's total compensation is placed at-risk and linked to the accomplishment of specific results which will lead to the creation of value for the Company's stockholders in both the short-term and the long-term. Under this pay-for-performance orientation: (a) executives are motivated to improve the overall performance, growth and profitability of the Company, as well as their specific areas of responsibility and rewarded based on specific, measurable results; (b) accountability is reinforced through the adjustment of salaries and incentive awards on the basis of each executive's individual performance and contribution; (c) long-term incentive awards are paid in the form of options to acquire Common Stock of the Company to further reinforce the strong link between executives' interests with those of stockholders; and (d) a highly competitive level of compensation can be earned in years of strong performance to ensure the Company attracts and retains the leadership talent needed to successfully maintain and grow its business; conversely, in years of below average performance, an executive will receive a reduced level of compensation in accordance with performance criteria set by the Compensation Committee.

  Compensation Deductibility Policy

     To the extent that it is practicable and consistent with the Company's executive compensation philosophy, the Compensation Committee intends to comply with Section 162(m) of the Code (and any regulations promulgated thereunder) to preserve the deductibility of performance-based compensation in excess of $1 million per taxable year to any of the executive officers. If compliance with the Section 162(m) rules conflicts with the compensation philosophy or is determined not to be in the best interests of stockholders, the Compensation Committee will abide by the compensation philosophy, regardless of the tax impact of such actions.

  Compensation Plans

     In January 2001, the Board of Directors met in executive session to review the Company's performance and the performance of the executive officers, including the Chief Executive Officer. The Compensation Committee advised the Board with respect to all compensation determinations for these executives.

     As discussed below, aside from benefits which are available to employees generally, an executive's total compensation package is comprised of three components, each of which plays an integral role in formulating the total compensation package: (a) base salary; (b) annual incentives; and (c) stock options.

     Base Salary. In connection with the incentive program review, base salaries for the Company's executives are targeted to be at the median of the salaries paid to executives in comparable positions in the marketplace. The base salaries of individual executives can and do vary from this salary benchmark based on prior experience and performance. Following a detailed review of the scope of each executive's responsibilities relative to comparable positions at survey group companies in the satellite and technology industry, and a review of each executive's individual performance, the Compensation Committee approved the 2001 salaries for the executive officers. The 2001 salaries of executive officers are set forth in the Summary Compensation table on page 12.

     The Compensation Committee believes that it is in the stockholders' best interests to ensure continuity in the Company's senior executives. On August 20, 2001, the Company entered into an employment agreement with Mr. Wright. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements -- Employment Agreement with Joseph R. Wright" On November 8, 2001, the Company entered into an employment agreement with Mr. Frownfelter. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements -- Employment Agreement with James B. Frownfelter." On December 7, 2000, the Compensation Committee approved Severance Agreements with Messrs. Bednarek, Cuminale, Eaton, Frownfelter and Inglese. In addition, Mr. Wright's and Mr. Frownfelter's employment agreements each contain severance provisions. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements -- Executive Change-in-Control Severance Agreements." On April 2, 2001, the Company entered into retention agreements with Messrs. Bednarek, Cuminale, Eaton, Frownfelter and Inglese. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements -- Retention Bonus Agreements."

     Annual Incentives and Total Cash Compensation. Annual incentives for all of the executive officers, as well as all other employees, were granted under the Company's 2000 Annual Incentive Plan ("AIP"). In view of their corporate-wide responsibility, the annual incentive award opportunity for the executive officers is based on a combination of the Company's overall performance and the executive's individual performance. In addition, the annual incentive award opportunity for the large majority of the Company's other employees is based on the Company's overall performance, modified up or down based on individual performance. In connection with the incentive review program, the Compensation Committee targeted total cash compensation (base salary plus annual bonus) for the executive officers is at the 75th percentile of a comparable group of companies in the satellite and technology industry.

     In addition to establishing an annual targeted performance level under the AIP, the Compensation Committee also identifies threshold or minimum performance targets which must be achieved before awards are granted and a maximum beyond which no additional amounts will be paid. The size of final awards granted is based on the level of performance achieved. In establishing the payout range, the Compensation Committee assesses the performance necessary to achieve the target objectives and reviews past and projected budgeted performance targets and external marketplace conditions. For 2001, the Compensation Committee focused on the following factors in determining the size of the AIP bonus pool: current new revenue; earnings before interest, taxes, depreciation and amortization ("EBITDA"); net backlog additions; and non-financial goals in the areas of people management and customer satisfaction.

     The payment of an award under the AIP in 2001 was based on the achievement of predetermined levels of current new revenue, EBITDA and net backlog additions derived from the Company's budget and business, as well as people management and customer satisfaction for the plan year. The Compensation Committee used its discretion in setting the specific financial targets. The Compensation Committee established individual award targets for each executive officer and all other employees in line with the Company's compensation philosophy. If the maximum performance targets were satisfied, individual awards to the executive officers would be 180% of their respective target. Performance falling within the ranges for minimum, target, and maximum individual awards were prorated accordingly.

     After reviewing the Company's overall operating performance, the Compensation Committee determined 2001 AIP awards on a basis reflective of overall operating performance as well as the specific performance measures relating to the non-financial targets.

     In January, 2002, the Compensation Committee reviewed the total compensation paid by the Company to the executive officers during 2001 and determined that such compensation was appropriate and consistent with market practice. The Compensation Committee also approved the 2001 AIP awards to the executive officers, which awards were paid in cash in February 2002.

     Stock Options. Stock options are granted under the provisions of the Long-Term Stock Incentive Plan which was approved by the Company's stockholders in May 1998 and which was amended by the Board of Directors in December 2000 and by the stockholders in June 2001. The December 2000 amendment provides that, upon a "change-in-control" (as defined in the Long-Term Stock Incentive Plan), all unvested stock options and other awards granted under the Long-Term Stock Incentive Plan will vest immediately and become exercisable, and restrictions on any awards, such as restricted stock, will lapse immediately. The June 2001 amendment increased the number of shares of Common Stock reserved for issuance under the Long-Term Incentive Plan by 10,000,000 shares. Stock options are an important part of the Company's long-term incentive strategy and are granted to reinforce the importance of improving stockholder value over the long term by directly linking executive compensation to Company performance. Stock options are granted at 100% of the fair market value of the stock on the date of grant to ensure the executives can only be rewarded for appreciation in the price of Common Stock of the Company when the Company's stockholders are similarly benefited.

     Option grant levels have been patterned after industry-competitive long-term incentive compensation practices and criteria established by the Compensation Committee, including but not limited to, responsibility level and salary. Historically, the Company has made either annual or biannual grants of stock options to its executive officers. No option grants were made to executives (other than new hires and promotions) during 2000. In January 2001, the Compensation Committee awarded to its executives biannual option grants with four-year vesting. In December 2001, the Compensation Committee determined that it would be in the best interests of stockholders to return to the previous policy of making annual executive stock option grants and a three-year vesting period. The Compensation Committee deemed that a new annual grant would provide the Company's executives with an important long-term incentive at a time when all previously granted options were substantially out of the money.

  Other Considerations with Respect to the Chief Executive Officer's
Compensation

     In accordance with the employment agreement between the Company and Mr. Wright, the annual compensation for the Company's Chief Executive Officer and President was set by the Compensation Committee with the goal of providing him with a competitive base salary amount and target annual incentive award. These amounts are determined based on a comparison with other companies with which PanAmSat competes for executive talent. Pursuant to Mr. Wright's employment agreement, the Company paid Mr. Wright a bonus of $600,000 for 2001. In August 2001, Mr. Wright was awarded 200,000 options in connection with his hiring, plus an additional 200,000 options to compensate Mr. Wright for options granted but not yet vested or paid by his previous professional associations. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements -- Employment Agreement with Joseph R. Wright."

                     MEMBERS OF THE COMPENSATION COMMITTEE

     The following directors were members of the Compensation Committee through May 2001 and determined the 2001 salaries and incentive bonus targets for the Chief Executive Officer and the other Named Executive Officers.

                                          Joseph R. Wright, Chairman
                                          Michael T. Smith
                                          Jack A. Shaw

     The following directors were members of the Compensation Committee from May 2001 through August 2001.

                                          Joseph R. Wright, Chairman
                                          Jack A. Shaw

     The following directors were members of the Compensation Committee from August 2001 through September 2001 and approved the employment agreement of Mr. Wright.

                                          Dennis F. Hightower, Chairman
                                          Jack A. Shaw

     The following directors have been members of the Compensation Committee since September 2001 and approved the employment agreement of Mr. Frownfelter and determined the final amounts of incentive bonus payments for 2001.

                                          Dennis F. Hightower, Chairman
                                          Stephen R. Kahn
                                          Jack A. Shaw

                                                                  April 25, 2002

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There were no compensation committee interlocks between any of the members of the Compensation Committee during 2001 and any other entity. Mr. Shaw currently is a member of the Compensation Committee. Mr. Shaw currently is an executive officer of Hughes Electronics, the parent corporation and an affiliate of the Company under the rules and regulations of the SEC. During 2001, Hughes Electronics and certain of its subsidiaries engaged in certain transactions with the Company which are described in "Certain Relationships and Related Transactions."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Satellite Services. The Company is party to agreements with Hughes Electronics and certain of its subsidiaries and affiliates (together, the "Hughes Entities") pursuant to which it provides satellite capacity, telemetry, tracking and control services and other related services and facilities to the Hughes Entities, including Hughes Network Systems, Inc., DIRECTV Latin America LLC and DIRECTV, Inc. In 2001, the Company received payments aggregating approximately $161.2 million from the Hughes Entities under these agreements.

     Loan Agreements. In 2001 and until February 25, 2002, the Company had outstanding indebtedness owing to Hughes Electronics in the form of a term loan in the approximate amount of $1.725 billion (the "Term Loan"). The Term Loan was scheduled to mature on June 24, 2003 and bore interest at a floating rate equal to the rate of interest under the Company's prior existing bank loan agreement. The Term Loan was subordinated to the Company's bank loans, borrowings under the Company's commercial paper program and $750 million of debt securities issued by the Company in January 1998. Quarterly payments of $50 million in principal were required on the Term Loan under certain circumstances depending upon the level of cash flow from operations and the Company's credit ratings. On October 15, 2001, in accordance with the terms of the Term Loan, Hughes Electronics requested that the Company use its best efforts to repay the principal amount outstanding under the Term Loan plus any accrued and unpaid interest. On February 25, 2002, the Company repaid the Term Loan in full. During 2001, the Company made approximately $82.4 million in interest payments to Hughes Electronics on the Term Loan.

     Other Hughes Transactions. In addition, Hughes Electronics and other Hughes Entities lease to the Company office space in Long Beach, California and land for the Company's teleport in Castle Rock, Colorado, and provide general liability insurance and certain administrative services to the Company, including the provision of certain advisory and audit services, and permit the participation of the Company or its employees in certain discount programs, such as a business travel discount program and an automobile purchase discount program. In 2001, the Company made payments under such arrangements with Hughes Entities of approximately $1.9 million.

REPORT OF THE AUDIT COMMITTEE

     The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2001. The information in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in such filing.

                          AUDITED FINANCIAL STATEMENTS

     The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2001 with the Company's management and Deloitte & Touche, the Company's independent auditors. The Audit Committee has also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

     The Audit Committee has also received and reviewed the written disclosures and the letter from Deloitte & Touche required by Independence Standard No. 1, "Independence Discussion with Audit Committees," and has discussed with the auditors the auditors' independence. The Audit Committee considered the non-audit services provided by Deloitte & Touche and determined that the services provided are compatible with maintaining the independence of Deloitte & Touche. See "Principal Accounting Firm Fees."

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001.

                         MEMBERS OF THE AUDIT COMMITTEE

     The following directors were members of the Audit Committee through September 2001.

Dennis F. Hightower, Chairman          Roxanne S. Austin                          James M. Hoak

     The following directors have been members of the Audit Committee since October 2001.

James M. Hoak, Chairman               Patrick J. Costello                     Michael J. Gaines

                         PRINCIPAL ACCOUNTING FIRM FEES

     The aggregate fees billed to the Company for the year ended December 31, 2001 by Deloitte & Touche, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates were:

AUDIT FEES..................................................  $  359,000
FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION
  FEES......................................................          --
ALL OTHER FEES..............................................  $1,448,117
  (includes fees for tax consulting, due diligence services
     and other non-audit services)

                   PERFORMANCE GRAPH FOR PANAMSAT CORPORATION

                            CUMULATIVE TOTAL RETURNS
                     VALUE OF $100 INVESTED ON MAY 16, 1997
[PERFORMANCE GRAPH]

                                                         SPOT               NASDAQ COMPOSITE INDEX     SATELLITE TECHNOLOGY INDEX
                                                         ----               ----------------------     --------------------------
May 16 1997                                             100.00                      100.00                       100.00
Dec 31 1997                                             145.00                      117.00                       102.00
Dec 31 1998                                             131.00                      164.00                       113.00
Dec 31 1999                                             200.00                      304.00                       483.00
Dec 29 2000                                             117.00                      184.00                       325.00
Dec 31 2001                                              75.00                      148.00                       229.00

     The historical stock price performance of the Common Stock shown on the Performance Graph set forth above is not necessarily indicative of future price performance.

     The Satellite Technology Index is a capitalization-weighted index of 30 leading stocks in the satellite and space sector. It is published by Barclays Capital, the investment banking division of Barclays Bank, PLC.

     The Report of the Compensation Committee and the Performance Graph shall not be deemed "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C of the Regulations of the SEC under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.

PROPOSAL 2

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board has selected the accounting firm of Deloitte & Touche to audit the Company's financial statements for, and otherwise act as the Company's independent accountants with respect to, the fiscal year ending December 31, 2002. In accordance with the Board's resolution, its selection of Deloitte & Touche as the Company's independent accountants for the current fiscal year is being presented to stockholders for ratification at the Annual Meeting. The Company knows of no direct or material indirect financial interest of Deloitte & Touche in the Company or any connection of that firm with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee. Accordingly, the Board intends to introduce at the forthcoming Annual Meeting the following resolution:

     "RESOLVED, that the Board's selection of Deloitte & Touche as independent accountants for the Company for the year 2002 be, and hereby is, approved ratified and confirmed"

     Members of Deloitte & Touche will be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE 2002 FISCAL YEAR.

                                 MISCELLANEOUS

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR ITS LAST FISCAL YEAR, INCLUDING ANY FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO JAMES W. CUMINALE, ESQ., EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, PANAMSAT CORPORATION, 20 WESTPORT ROAD, WILTON, CONNECTICUT 06897. THE COMPANY WILL FURNISH ANY EXHIBITS TO THE FORM 10-K TO EACH STOCKHOLDER REQUESTING THEM UPON PAYMENT OF A FEE OF $.10 PER PAGE TO COVER COSTS.

     The cost of soliciting proxies will be paid by the Company. The Company has also arranged for reimbursement of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specially compensated for such services.

              SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

     The Company's Bylaws contain procedures for stockholder nomination of directors and for other stockholder proposals to be presented before annual stockholder meetings. The Bylaws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders' meeting only if written notice is given to the Secretary of the Company of the intent to make such nomination. The notice must be given not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of a postponement or an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as nominee and to serving as a director if elected);

(b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether the proponent intends or is part of a group which intends to solicit proxies from other stockholders in support of such proposal or nomination.

     If stockholders wish to have a proposal included in the Company's proxy statement, they must comply with the applicable requirements of the Exchange Act, and the rules and regulations thereunder and shall have the rights provided by Rule l4a-8 under such Act. In order to be eligible under Rule 14a-8 for inclusion in the Company's proxy statement and accompanying proxy at the next annual meeting of stockholders currently scheduled to be held on May 30, 2003, stockholder proposals must be received by the Company on or before February 3, 2003.

     A copy of the Bylaw provisions described above is available upon written request to James W. Cuminale, Esq., Executive Vice President, General Counsel and Secretary, PanAmSat Corporation, 20 Westport Road, Wilton, Connecticut 06897. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

                                 OTHER MATTERS

     The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                          By Order of the Board of Directors

                                          /s/ James W. Cuminale

                                          James W. Cuminale
                                          Secretary

April 25, 2002

                              PANAMSAT CORPORATION

                      2002 ANNUAL MEETING OF STOCKHOLDERS

            PANAMSAT CORPORATION LONG BEACH OPERATIONS CONTROL CENTER
                          1600 FORBES WAY, BUILDING C05
                             LONG BEACH, CALIFORNIA
                              FRIDAY, MAY 31, 2002
                                    9:00 A.M.



[1396 - PANAMSAT CORPORATION] [FILE NAME: ZPAS42.ELX] [VERSION - (2)] [04/24/02]
                                [ORIG. 04/18/02]

                                   DETACH HERE                            ZPAS42



                                      PROXY

                              PANAMSAT CORPORATION
                          PROXY/VOTING INSTRUCTION CARD

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PANAMSAT CORPORATION FOR
                       THE ANNUAL MEETING ON MAY 31, 2002


     The undersigned hereby constitutes and appoints James W. Cuminale and Michael J. Inglese and each of them, true and lawful agents and proxies (the "Proxies") with full power of substitution in each, to represent, to act and vote, as designated below, all of the shares of common stock of PanAmSat Corporation held of record by the undersigned as of the close of business on April 2, 2002, at the Annual Meeting of Stockholders to be held at the PanAmSat Corporation Long Beach Operations Control Center at 1600 Forbes Way, Building C05, Long Beach, California on May 31, 2002, at 9:00 a.m., local time, and at any postponements or adjournments thereof, on all matters coming before said meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. HOWEVER, THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


SEE REVERSE        CONTINUED  AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                 SIDE

PANAMSAT CORPORATION
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940





           Your vote is important to us!

         Please follow these steps to ensure that your proxy is properly executed and returned in time to be counted:

         1. Mark your vote for Proposals 1 and 2 in one of the three boxes for each Proposal.

         2. Sign below in the space provided, exactly as your name appears on the form. Joint owners should each sign. Also enter the date.

         3. Tear off at perforation and mail the completed card with a signature(s) in the enclosed reply envelope to:


                          PANAMSAT CORPORATION
                          C/O EQUISERVE PROXY SERVICES
                          P.O. BOX 43059
                          PROVIDENCE, RI 02940








[1396 - PANAMSAT CORPORATION] [FILE NAME: ZPAS41.ELX] [VERSION - (1)] [04/18/02]
                                [ORIG. 04/18/02]

                                   DETACH HERE                            ZPAS41

     PLEASE MARK
/X/  VOTES AS IN
     THIS EXAMPLE.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY YOU. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

1.  Election of Directors.

     NOMINEES:   Ms. Austin, and Mssrs. Shaw, Costello, Gains, Hartenstein,
                 Hightower, Hoak, Hunter, Kahn (Steven R.) and Wright

                            FOR                     WITHHELD
                            ALL                     FROM ALL
                          NOMINEES                  NOMINEES

                            / /                        / /


                 / /
                      --------------------------------------
                      For all nominees except as noted above


2. Ratification of selection of Deloitte & Touche LLP as independent public accountants for the fiscal year ending December 31, 2002.

                  FOR              AGAINST             ABSTAIN

                  / /                / /                 / /




                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT / /




Signature:                                  Date:               Signature:                                 Date:
          --------------------------------        -----------             --------------------------------        -----------